EXHIBIT 99.1



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                                  NEWS RELEASE


        DATE:     April 19, 2006     4:30 p.m. E.S.T.
        CONTACT:  James L. Saner, Sr., President and CEO
                  MainSource Fnancial Group, Inc.  812-663-0157


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                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                  Announces Earnings for the First Quarter 2006



Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended March 31, 2006. The Company reported diluted earnings per share of $0.35, which represents a 6.1% increase from the $0.33 per share reported in the first quarter of 2005. Net income was $4.8 million in the first quarter of 2006 compared to $3.8 million for the same period a year ago. Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 11.83% for the first quarter of 2006 while return on average assets was 1.17% for the same period. The Company consummated its acquisition of Union Community Bancorp in March 2006. This acquisition added approximately $272 million in assets, $218 million in loans and $179 million in deposits. The $56 million purchase price consisted of a combination of approximately $27 million of cash and $29 million of MainSource stock.

Mr. Saner stated, "Our first quarter demonstrated many positives. Our net interest margin actually improved several basis points over the fourth quarter of 2005 and increased 14 basis points over the same period last year. This is very positive for the Company. Non-interest income continued to increase and our overall efficiency ratio improved considerably over the same period of a year ago. While our non-performing assets as a percentage of total assets are down more than 10% from a year ago, the $17.4 million is still too high. Unfortunately, our newest acquisition, Union Community Bancorp, had more than $3 million of non-performing assets which increased the overall amount considerably in the last couple of weeks of the quarter. The good news, however, is that charge-offs are still very low and very comparable to last year."

Mr. Saner added, "While our merger and acquisition strategy continues to improve our numbers and our earnings, we continue to struggle with organic growth. When you compare our total loans year over year including the various acquisitions, the Company is maintaining but not growing as we had hoped. We will continue to emphasize organic growth and we believe we will see the benefits of our increased sales efforts during the rest of the year. All in all our first quarter was good. The earnings were very solid and have laid the foundation for improvement for the rest of the year."

NET INTEREST INCOME
-------------------

Net interest income was $14.2 million for the first quarter of 2006, which represents an increase of 12.0% versus the first quarter of 2005. The increase was due primarily to the acquisition of The Madison Bank and Trust Company, which occurred in the third quarter of 2005, and an increase in the Company's net interest margin. Net interest margin, on a fully-taxable equivalent basis, was 4.04% for the first quarter of 2006 versus 4.00% for the fourth quarter of 2005 and 3.90% for the first quarter of 2005.


NON-INTEREST INCOME
-------------------

The Company's non-interest income increased to $4.9 million for the first quarter of 2006 compared to $4.6 million for the same period in 2005. Service charge income increased due primarily to the acquisition of Madison. Offsetting this increase was a decrease in insurance commissions due to the sale of the Kentucky division of the Company's insurance subsidiary in March 2005.

NON-INTEREST EXPENSE
--------------------

The Company's non-interest expense was $12.4 million for the first quarter of 2006 compared to $12.1 million for the same period in 2005, an increase of 2.5%. Increases in employee costs, occupancy expenses, equipment expenses, and intangibles amortization were primarily attributable to the acquisition of Madison and Union. These increases were partially offset by a decrease in other expenses due primarily to the cost savings derived from the consolidation of the Company's Indiana banking charters. The Company's efficiency ratio was 63.0% for the first quarter of 2006 compared to 68.4% for the same period a year ago.


ASSET QUALITY
-------------

Non-performing assets were $17.4 million as of March 31, 2006 compared to $16.6 million as of March 31, 2005 and represented 0.93% of total assets at March 31, 2006 versus 1.11% one year ago. Net charge-offs for the first quarter of 2006 equaled 0.16% of average outstanding loans compared to 0.14% for the first quarter of 2005. The Company's allowance for loan losses as a percent of total outstanding loans was 1.01% as of March 31, 2006 compared to 1.09% as of December 31, 2005 and 1.28% as of March 31, 2005.




                                         MAINSOURCE FINANCIAL GROUP
                                                (unaudited)
                                    (Dollars in thousands except per share data)


Income Statement Summary                                                   Three months ended Mar.31
------------------------                                                   -------------------------
                                                                           2006                 2005
                                                                      ----------------    -----------------
    Interest Income                                                           $22,655              $18,693
    Interest Expense                                                            8,421                5,988
                                                                      ----------------    -----------------
    Net Interest Income                                                        14,234               12,705
    Provision for Loan Losses                                                     360                  120
    Noninterest Income:
          Insurance commissions                                                   420                  587
          Mortgage banking                                                        580                  546
          Service charges on deposit accounts                                   1,851                1,666
          Gain/(losses) on sales of securities                                     61                   11
          Other                                                                 1,987                1,769
                                                                      ----------------    -----------------
               Total Noninterest Income                                         4,899                4,579
    Noninterest Expense:
          Employee                                                              7,405                6,876
          Occupancy                                                             1,058                  899
          Equipment                                                             1,134                1,030
          Intangible amortization                                                 421                  295
          Other                                                                 2,383                2,994
                                                                      ----------------    -----------------
               Total Noninterest Expense                                       12,401               12,094
    Earnings Before Income Taxes                                                6,372                5,070
    Provision for Income Taxes                                                  1,586                1,280
                                                                      ----------------    -----------------
    Net Income                                                         $        4,786      $         3,790
                                                                      ================    =================


Average Balance Sheet Data                                                 Three months ended Mar.31
--------------------------                                                 -------------------------
                                                                           2006                 2005
                                                                      ----------------    -----------------
    Gross Loans                                                              $990,602             $920,849
    Earning Assets                                                          1,484,692            1,363,575
    Total Assets                                                            1,654,013            1,512,547
    Noninterest Bearing Deposits                                              153,493              135,655
    Interest Bearing Deposits                                               1,174,357            1,066,509
    Total Interest Bearing Liabilities                                      1,477,551            1,240,976
    Shareholders' Equity                                                      164,046              124,185




                                                                           Three months ended Mar.31
                                                                           -------------------------
Per Share Data                                                             2006                 2005
--------------                                                        ----------------    -----------------
    Diluted Earnings Per Share                                                  $0.35                $0.33
    Cash Dividends Per Share                                                    0.135                0.130
    Market Value - High                                                         19.50                23.96
    Market Value - Low                                                          17.55                20.96

    Average Outstanding Shares (diluted)                                 13,728,971           11,527,575


                                                                           Three months ended Mar.31
                                                                           -------------------------
Key Ratios                                                                 2006                 2005
----------                                                            ----------------    -----------------
    Return on Average Assets                                                    1.17%                1.02%
    Return on Average Equity                                                   11.83%               12.38%
    Net Interest Margin                                                         4.04%                3.90%
    Efficiency Ratio                                                           62.97%               68.39%
    Net Overhead to Average Assets                                              1.84%                2.01%


Balance Sheet Highlights
------------------------
As of March 31                                                             2006                 2005
                                                                      ----------------    -----------------
    Total Loans (Excluding Loans Held for Sale)                            $1,169,961             $901,312
    Allowance for Loan Losses                                                  11,804               11,505
    Total Securities                                                          464,016              428,831
    Goodwill and Intangible Assets                                             85,583               45,445
    Total Assets                                                            1,878,259            1,488,804
    Noninterest Bearing Deposits                                              159,542              147,181
    Interest Bearing Deposits                                               1,305,201            1,044,832
    Other Borrowings                                                          206,950              164,446
    Shareholders' Equity                                                      191,661              121,295


Other Balance Sheet Data
------------------------
As of March 31                                                             2006                 2005
                                                                      ----------------    -----------------
    Book Value Per Share                                                       $12.74               $10.57
    Loan Loss Reserve to Loans                                                  1.01%                1.28%
    Nonperforming Assets to Total Assets                                        0.93%                1.11%

    Outstanding Shares                                                   15,049,838           11,471,128


Asset Quality
-------------
As of March 31                                                             2006                 2005
                                                                      ----------------    -----------------
    Loans Past Due 90 Days or More and Still Accruing                          $1,226               $2,425
    Non-accrual Loans                                                          11,851               13,129
    Other Real Estate Owned                                                     4,356                1,008
                                                                      ----------------    -----------------
    Total Nonperforming Assets                                                $17,433              $16,562

    Net Charge-offs                                                              $407                 $313
    Net Charge-offs as a % of average loans                                     0.16%                0.14%





MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.9 billion. The Company operates 60 offices in 27 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Crawfordsville, Crawfordsville, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.


Forward-Looking Statements Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company's loan and investment portfolios; and the impact of our continuing acquisition strategy.